Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Stericycle, Inc. (“Stericycle” or “the Company”) for the year ended December 31, 2014 and as of and for the six month periods ended June 30, 2015 and 2014, included in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and the Company’s quarterly reports on Form 10-Q for the respective periods and of Shred-it (as defined below) included in this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial information has been prepared to reflect the following:

•	the sale of the depositary shares offered by us in the Mandatory Convertible Preferred Stock Offering (as defined below), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us;

•	the debt borrowed by us in the Debt Financing (as defined below), in each case, after deducting estimated expenses payable by us;

•	the Acquisition (as defined below), including the payment of related fees and expenses; and

•	in the case of the unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2014 presented below, the merger of the document destruction business of Cintas Corporation (the “Cintas Merger”) with Shred-it as if the Cintas Merger had occurred on January 1, 2014.

In this Current Report on Form 8-K, unless otherwise specified or the context requires otherwise:

•	“Shred-it” refers collectively to Shred-it International ULC, an Alberta unlimited liability corporation, Shred-it JV LP, an Ontario limited partnership, Boost GP Corp., an Ontario corporation and Boost Holdings LP, an Ontario limited partnership, and their respective subsidiaries;

•	“Mandatory Convertible Preferred Stock Offering” means the offering of 7,000,000 depositary shares, each representing a 1/10th interest in a share of our Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share, plus up to an additional 700,000 depositary shares that the underwriters have the option to purchase from us (the “depositary shares”) offered pursuant to the related prospectus and accompanying prospectus supplement, each dated September 8, 2015, filed with the Securities and Exchange Commission;

•	“Debt Financing” means the senior unsecured debt financing consisting of (1) approximately $1.36 billion expected to be borrowed pursuant to our Term Loan Credit Facility (as defined herein), and (2) approximately $300 million aggregate principal amount of senior unsecured debt financing in the form of private placement notes expected to be issued, in each case, after the date of this Current Report on Form 8-K to finance a portion of the Acquisition;

•	“Financing Transactions” means the Mandatory Convertible Preferred Stock Offering and the Debt Financing;

•	“Acquisition” refers to the pending acquisition of Shred-it by us and certain of our subsidiaries;

•	“Term Loan Credit Facility” means the Term Loan Credit Agreement, dated as of August 21, 2015, among Stericycle, as borrower, and Bank of America, N.A., as administrative agent and a lender thereunder, and the other lenders party thereto; and

•	“Transactions” refers to the Acquisition and the Financing Transactions.

The unaudited pro forma condensed combined balance sheet as at June 30, 2015, is presented as if the Mandatory Convertible Preferred Stock Offering, the Financing Transactions and the Acquisition were completed on that date. The unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2015, and the year ended December 31, 2014, assume that the Mandatory Convertible Preferred Stock Offering, the Debt Financing and the Acquisition were each completed on January 1, 2014 and, in the case of the year ended December 31, 2014, provide further data that assumes that the Cintas Merger had occurred on January 1, 2014. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Mandatory Convertible Preferred Stock Offering, the Debt Financing, the Acquisition and the Cintas Merger, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Stericycle, included in the Company’s annual report on Form 10-K/A for the year ended December 31, 2014 and its subsequent quarterly reports on Form 10-Q, and of Shred-it, each of which are included in this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial information contained in this Current Report on Form 8-K is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not reflect necessarily what the combined financial position or results of operations will be going forward following the Acquisition. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. For purposes of the unaudited pro forma condensed combined financial information, the estimated Acquisition consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on limited information presently available to Stericycle to estimate fair values. The Acquisition consideration will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the date of the Acquisition. The final allocation is dependent upon certain valuations and other analyses that cannot be completed prior to the Acquisition and are required to make a definitive allocation. The actual amounts recorded at the completion of the Acquisition may differ materially from the information presented in the accompanying unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Acquisition and the Financing Transactions will be completed on the terms and in accordance with the assumptions set forth below. Any significant changes in the assumed interest rates associated with the Debt Financing or the cost of the Acquisition (whether as a result of contractual purchase price adjustments or otherwise) from those assumed for purposes of preparing the estimated pro forma financial information may cause a significant change in the estimated pro forma financial information. In addition, the pro forma adjustments for the Acquisition do not include any post-closing adjustments that may occur pursuant to the Securities Purchase Agreement, which may include adjustments of the purchase price, and any such post-closing adjustments may be material.

The unaudited pro forma condensed combined financial information contained in this Current Report on Form 8-K assumes that (1) the option we have granted to the underwriters in the Mandatory Convertible Preferred Stock Offering to purchase additional depositary shares is not exercised, (2) the depositary shares will not be redeemed if the Acquisition is not completed and (3) we elect to pay any and all dividends with respect to the Mandatory Convertible Preferred Stock in cash.

Certain amounts in the historical consolidated financial statements of Shred-it will be reclassified to conform to Stericycle’s financial statement presentation. Management will also continue to assess Shred-it’s accounting policies for adjustments in addition to those reflected in the pro forma condensed combined information that may be required to conform Shred-it’s accounting policies to those of Stericycle.

The Mandatory Convertible Preferred Stock Offering is not contingent upon completion of the Acquisition and we will have the option but not obligation to redeem the depositary shares sold in the Mandatory Convertible Preferred Stock Offering if the Acquisition does not occur. If the Acquisition is not completed and we do not elect to redeem the depositary shares, we will use the net proceeds from the Mandatory Convertible Preferred Stock Offering for general corporate purposes, which may include share repurchases and acquisitions. You should not place undue reliance on the pro forma and as adjusted information presented in this Current Report on Form 8-K.

Stericycle, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2015

(In thousands, except share and per share data)

	Historical Stericycle, Inc.	Historical Shred-it (Note 3)	Pro Forma Adjustments (Note 5)	Note Reference		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$32,956	$26,369	$—	5	(a)	$59,325
Short-term investments	103	—	—			103
Accounts receivable, less allowance for doubtful accounts of $19,890	524,134	124,027	—			648,161
Deferred income taxes	28,327	—	—			28,327
Prepaid expenses	33,202	21,833	(15,300)	5	(b)	39,735
Other current assets	41,471	5,273	(921)	5	(c)	45,823

Total Current Assets	660,193	177,502	(16,221)			821,474
Property, plant and equipment, less accumulated depreciation of $394,955	468,960	213,759	9,047	5	(d)	691,766
Goodwill	2,454,092	415,008	897,220	5	(e)	3,766,320
Intangible assets, less accumulated amortization of $129,881	908,176	357,107	561,893	5	(f)	1,827,176
Other assets	35,523	9,927	1,755	5	(g)	47,205

Total Assets	$4,526,944	$1,173,303	$1,453,694			$7,153,941

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$129,270	$—	$12,710	5	(h)	$141,980
Accounts payable	143,833	32,211	—			176,044
Accrued liabilities	151,310	42,755	—			194,065
Deferred revenues	18,560	127	—			18,687
Other current liabilities	66,762	31,682	(8,085)	5	(i)	90,359

Total Current Liabilities	509,735	106,775	4,625			621,135
Long-term debt, net of current portion	1,538,736	747,408	899,882	5	(h)	3,186,026
Deferred income taxes	428,392	69,353	136,951	5	(j)	634,696
Other liabilities	68,060	15,683	—			83,743
Equity:
Mandatory Convertible Preferred Stock, Series A (par value $0.01 per share, 1,000,000 shares authorized, 0 shares issued and outstanding historical, 700,000 shares issued and outstanding pro forma)	—	—	7	5	(k)	7
Common stock (par value $.01 per share, 120,000,000 shares authorized, 84,823,229 issued and outstanding)	848	296,415	(296,415)	5	(k)	848
Additional paid-in capital	354,639	2,729	676,264	5	(k)	1,033,632
Accumulated other comprehensive loss	(180,907)	(6,419)	6,419	5	(k)	(180,907)
Retained earnings	1,788,123	(278,787)	246,107	5	(k)	1,755,443

Total Stericycle, Inc.’s Equity	1,962,703	13,938	632,382			2,609,023
Noncontrolling interest	19,318	220,146	(220,146)	5	(l)	19,318

Total Equity	1,982,021	234,084	412,236			2,628,341

Total Liabilities and Equity	$4,526,944	$1,173,303	$1,453,694			$7,153,941

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Stericycle, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2015

(In thousands, except share and per share data)

	Historical Stericycle, Inc.	Historical Shred-it (Note 3)	Pro Forma Adjustments (Note 6)	Note Reference		Pro Forma Combined
Revenues	$1,379,008	$356,271	$—			$1,735,279
Costs and Expenses:
Cost of revenues (exclusive of depreciation shown below)	764,133	136,285	—			900,418
Depreciation – cost of revenues	28,720	23,085	(2,920)	6	(a)	48,885
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	323,115	156,377	—			479,492
Depreciation – selling, general and administrative expenses	8,505	5,557	(96)	6	(a)	13,966
Amortization	17,718	18,856	(3,956)	6	(b)	32,618

Total Costs and Expenses	1,142,191	340,160	(6,972)			1,475,379

Income from Operations	236,817	16,111	6,972			259,900

Other Income (Expense):
Interest income	74	55	—			129
Interest expense	(35,062)	(8,730)	(7,287)	6	(c)	(51,079)
Other expense, net	(2,202)	(4,448)	—			(6,650)

Total Other Expense	(37,190)	(13,123)	(7,287)			(57,600)

Income Before Income Taxes	199,627	2,988	(315)			202,300
Income Tax Expense	62,921	9,194	1,712	6	(d)	73,827

Net Income (Loss)	$136,706	$(6,206)	$(2,027)			$128,473
Less: Net Income Attributable to Noncontrolling Interests	799	1,636	(1,636)	6	(e)	799

Net Income Attributable to Stericycle, Inc.	$135,907	$(7,842)	$(391)			$127,674

Earnings Per Common Share Attributable to Stericycle, Inc. Common Shareholders:
Basic	$1.60			7		$1.30

Diluted	$1.57			7		$1.28

Weighted Average Number of Common Shares Outstanding:
Basic	85,000,723			7		85,000,723
Diluted	86,292,816			7		86,292,816

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Stericycle, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

(In thousands, except share and per share data)

	Historical Stericycle, Inc.	Historical Shred-it (Note 3)	Historical Cintas Shredding (Note 8)	Pro Forma Adjustments (Note 6)	Note Reference		Pro Forma Combined
Revenues	$2,555,601	$575,083	$104,411	$—			$3,235,095
Costs and Expenses:
Cost of revenues (exclusive of depreciation shown below)	1,404,712	218,518	48,728	—			1,671,958
Depreciation – cost of revenues	56,478	38,263	9,797	(5,840)	6	(a)	98,698
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	489,937	265,640	40,267	—			795,844
Depreciation – selling, general and administrative expenses	15,446	10,249	363	(191)	6	(a)	25,867
Amortization	32,692	30,244	1,311	(1,755)	6	(b)	62,492

Total Costs and Expenses	1,999,265	562,914	100,466	(7,786)			2,654,859

Income from Operations	556,336	12,169	3,945	7,786			580,236

Other Income (Expense):
Interest income	120	147	—	—			267
Interest expense	(66,142)	(16,325)	(173)	(15,484)	6	(c)	(98,124)
Other expense, net	(2,746)	(10,300)	—	—			(13,046)

Total Other Expense	(68,768)	(26,478)	(173)	(15,484)			(110,903)

Income Before Income Taxes	487,568	(14,309)	3,772	(7,698)			469,333
Income Tax Expense	159,422	4,584	1,571	1,485	6	(d)	167,062

Net Income (Loss)	$328,146	$(18,893)	$2,201	$(9,183)			$302,271
Less: Net Income Attributable to Noncontrolling Interests	1,690	1,885	—	(1,885)	6	(e)	1,690

Net Income Attributable to Stericycle, Inc.	$326,456	$(20,778)	$2,201	$(7,298)			$300,581

Earnings Per Common Share Attributable to Stericycle, Inc. Common Shareholders:
Basic	$3.84				7		$3.13

Diluted	$3.79				7		$3.08

Weighted Average Number of Common Shares Outstanding:
Basic	84,932,792				7		84,932,792
Diluted	86,233,612				7		86,233,612

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On July 15, 2015, we entered into the Securities Purchase Agreement to acquire, with cash, all of the equity interests in Shred-it for an aggregate purchase price of $2.3 billion, plus the total enterprise value of franchises acquired by Shred-it after July 15, 2015 and prior to the closing of the Acquisition as permitted by the Securities Purchase Agreement.

Shred-it is a Canadian-based company dedicated to secure information destruction services to customers around the world, who value the protection of their information, their reputation and the environment. Shred-it provides services to more than 400,000 customers in 15 countries and is the leading global provider in this service area.

2.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma combined financial position and results of operations of Stericycle, Inc. based upon the historical financial statements of each of Stericycle and Shred-it, after giving effect to the Financing Transactions and the pending Acquisition, and are intended to reflect the impact of the Financing Transactions and the pending Acquisition, on Stericycle’s consolidated financial statements. The unaudited pro forma condensed combined statements of operations have been prepared assuming the Financing Transactions and the Acquisition occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of June 30, 2015 reflects the Financing Transactions and the Acquisition as if they had occurred on that date. Assumptions and estimates underlying the pro forma adjustments are described in these notes. Since the accompanying unaudited pro forma condensed combined financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded at the date of consummation of the Financing Transactions and the Acquisition may be different from that presented, and this difference may be material.

Shred-it’s consolidated financial statements as of and for the six months ended June 30, 2015 and the year ended December 31, 2014 have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB, and use the U.S. Dollar as the reporting currency. For purposes of preparing the unaudited pro forma condensed combined financial information herein, Shred-it’s consolidated financial statement information has been converted from IFRS to U.S. GAAP.

In accordance with U.S. GAAP, the Acquisition is being accounted for using the purchase method of accounting. As a result, the unaudited pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to the estimated fair value of net assets acquired based on information currently available, with the excess purchase price preliminarily assigned to goodwill. The Shred-it purchase price allocation in these unaudited pro forma combined financial statements is based upon a cash purchase price of $2.3 billion.

3.	Adjustments to Shred-it historical financial statements to conform to Stericycle

(a)	To reclassify amounts presented in the balance sheet of Shred-it to conform to Stericycle’s balance sheet presentation.

(In thousands)	Shred-it Presentation June 30, 2015		Stericycle Presentation June 30, 2015
Due from Cintas Corporation	2,151
Inventories	3,122

	5,273	Other current assets	5,273

Investment in joint venture	1,245
Long-term prepaid expenses	5,347
Deferred financing fees	710
Shareholder loan receivable	2,625

	9,927	Other assets	9,927

Bank indebtedness	10,911
Due to Cintas Corporation	543
Income tax payable	3,048
Current portion of provision	8,243

	22,745	Other current liabilities	22,745

		Accounts payable	32,211
		Accrued liabilities	42,755

Accounts payable and accrued liabilities	74,966		74,966

Provisions	14,099
Other liabilities	1,584

	15,683	Other liabilities	15,683

		Other current liabilities	8,937
		Deferred income taxes	69,353

Deferred tax liability	78,290		78,290

Revolving credit facility	152,398
Long-term debt	595,010

	747,408	Long-term debt, net of current portion	747,408

		Common stock	296,415
		Additional paid-in capital	2,729
		Accumulated other comprehensive loss	(6,419)
		Retained earnings	(278,787)

Parent equity	13,938	Total Shred-it’s Equity	13,938

(b)	To reclassify amounts presented in the income statement of Shred-it to conform to Stericycle’s income statement presentation.

	Shred-it Presentation			Stericycle Presentation
(In thousands)	Six Months Ended June 30, 2015	Year Ended December 31, 2014		Six Months Ended June 30, 2015	Year Ended December 31, 2014
Operating expenses	269,369	445,609
Stock-based compensation	477	914	Cost of revenues (exclusive of depreciation shown below)	136,285	218,518
Acquisition, transaction and integration costs	22,816	37,635	Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	156,377	265,640

	292,662	484,158		292,662	484,158

			Depreciation – cost of revenues	23,085	38,263
			Depreciation – selling, general and administrative expenses	5,557	10,249
			Amortization	18,856	30,244
			Other expense, net	583	1,073

Depreciation and amortization	48,081	79,829		48,081	79,829

Loss on disposal of property, plant & equipment	328	222
Loss (gain) on foreign exchange	3,826	9,516
Share of income of a joint venture	(289)	(511)

	3,865	9,227	Other expense, net	3,865	9,227

			Interest income	55	147
			Interest expense	(8,730)	(16,325)

Interest expense, net	(8,675)	(16,178)		(8,675)	(16,178)

Provision for (recovery of) income taxes
Current	8,318	6,723
Deferred	876	(2,139)

	9,194	4,584	Income Tax Expense	9,194	4,584

Loss from continuing operations
Attributable to: Parent equity	(7,842)	(20,778)	Net Income	(6,206)	(18,893)
Non-controlling interest	1,636	1,885	Less: Net Income Attributable to Noncontrolling Interests	1,636	1,885

	(6,206)	(18,893)	Net Income Attributable to Shred-it	(7,842)	(20,778)

4.	Purchase Accounting

Preliminary Purchase Price

The preliminary purchase price for the Acquisition is $2.3 billion cash consideration.

Preliminary Purchase Price Allocation

Purchase accounting requires us to recognize assets and liabilities at their fair values. The process of determining fair value requires time to complete therefore we have made certain estimates in preparing the preliminary purchase price allocation. These estimates are primarily for fixed assets, amortizable intangibles and, if appropriate, an associated deferred tax liability. These estimates are based on historical experience and allow us to estimate depreciation and amortization expense until the final valuation is completed. Purchase price in excess of amounts preliminarily assigned to identified tangible and intangible assets has been preliminarily assigned to goodwill.

The following table summarizes the preliminary purchase price allocation:

(In thousands)	Amount
Accounts receivable	$124,027
Net other assets/ (liabilities)	26,933
Fixed assets	222,806
Intangible assets	919,000
Goodwill	1,312,228
Current liabilities	(98,690)
Net deferred tax liabilities	(206,304)

Total purchase price allocation	$2,300,000

This purchase price allocation is preliminary, pending finalization of the closing balance sheet, completion of various asset valuations, and working capital adjustments that may affect the final purchase price. The final valuation of acquired assets and liabilities assumed will be determined at a later date and is dependent on a number of factors, including the determination of the fair values of Shred-it’s tangible and identifiable intangible assets acquired and liabilities assumed. The final purchase price allocation may be different than that reflected in the pro forma condensed combined financial statements presented herein, and this difference may be material.

5.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma combined balance sheet to reflect adjustments attributed to the Financing Transactions and the Acquisition:

(a)	To record the cash received from new indebtedness and the issuance of Mandatory Convertible Preferred Stock, less the acquisition purchase price, associated debt issuance costs and estimated acquisition-related transaction costs.

(In thousands)	Amount
New Term Loan Credit Facility (1)	$1,360,000
Private Placement borrowings (2)	300,000
Stericycle issuance of Mandatory Convertible Preferred Stock (3)	679,000
Cash payment to sellers	(2,300,000)
Debt issuance costs	(6,320)
Estimated acquisition-related transaction costs (4)	(32,680)

Total pro forma adjustment to cash and cash equivalents	$—

(1)	In connection with entering into the Securities Purchase Agreement, we entered into the Term Loan Credit Facility which provides for senior unsecured borrowing in an amount of up to $1.5 billion to provide financing for the Acquisition. We expect to draw $1.36 billion under the Term Loan Credit Facility in connection with the closing of the Acquisition. Borrowings under the Term Loan Credit Facility will bear interest, at Stericycle’s option, at a rate equal to the sum of (a) either (i) the “base rate,” which is the highest of (A) the federal funds rate plus one-half of one percent, (B) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” and (C) one-month LIBOR plus 1.00%, or (ii) the “eurodollar rate,” which is one-week, or one-, two-, three- or six-month LIBOR (which shall in no case be less than 0.00%), at our option, and (b) the applicable rate. The “applicable rate” for purposes of the foregoing will range from 0.00% to 1.00% per annum for loans at the base rate, and 1.00% to 2.00% per annum for loans at the eurodollar rate, and will be designated depending upon our consolidated leverage ratio, as measured under the terms of the Term Loan Credit Facility. Commencing with the date of our entry into the Term Loan Credit Facility, we will be required to pay a commitment fee at a rate equal to 0.15% per annum of the unused commitment amounts under the Term Loan Credit Facility until the date that the commitments of the lenders under the Term Loan Credit Facility are terminated, either because the term loan is drawn in connection with the closing of the Acquisition or the term loan is not drawn because the Acquisition is not consummated or the Acquisition is consummated without a borrowing under the Term Loan Credit Facility. The Term Loan Credit Facility will terminate on August 21, 2020.
(2)	We expect to obtain approximately $300 million of senior unsecured debt financing in the form of private placement notes. The private placement notes will be the obligations of Stericycle, Inc. and will be guaranteed by certain of its subsidiaries.
(3)	We expect to obtain approximately $679 million of proceeds from the sale of the depositary receipts representing fractional interests in our Mandatory Preferred Stock offered pursuant to this prospectus supplement and the accompanying prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, in order to finance a portion of the purchase price for the Acquisition.
(4)	Reflects Stericycle’s future estimated acquisition-related transaction costs. The unaudited pro forma condensed combined balance sheet reflects $32.7 million of costs as a reduction of cash with a corresponding decrease in retained earnings.

(b)	To eliminate pre-existing $15.3 million deferred financing costs of Shred-it for which there is no purchase price allocation by Stericycle.

(c)	To reflect the current portion of debt issuance costs of an estimated $1.2 million of debt issuance costs, offset by the elimination of $2.2 million pre-existing Shred-it current assets that will not be included in the Acquisition.

(d)	To record the estimated change in fair value of fixed assets for financial reporting. Approximately 65% of the net book value of fixed assets were acquired in 2014 through either capital expenditure or business acquisition for which fair values were assigned. The $9.0 million fair value adjustment reflects the add back of over depreciation related to the use of the declining balance method by Shred-it, as compared to the straightline method used by Stericycle.

(e)	To record an estimated increase in goodwill due to the Acquisition.

(In thousands)	Amount
Goodwill attributed to the Acquisition	$1,312,228
Less: Elimination of pre-existing Shred-it goodwill	(415,008)

Total pro forma adjustment to increase goodwill	$897,220

(f)	To record an estimated increase in intangible assets.

(In thousands, except estimated useful lives)	Estimated Useful Life	Amount
Customer relationships	15 years	$447,000
Trade name attributed to the Acquisition	Indefinite	472,000
Less: Elimination of pre-existing Shred-it intangible assets		(357,107)

Total pro forma adjustments to increase intangible assets		$561,893

In determining the preliminary fair value of the contractual customer relationships, we will use the Multi-Period Excess Earnings Method (“MPEEM”), a form of income approach which incorporates estimates of expected future cash flows attributable to the asset being valued that are then discounted to a present value. The valuation model will incorporate significant estimates and assumptions related to future periods including; anticipated revenue growth rates, operating profit margin (EBIT), and an appropriate discount rate. These assumptions need to be determined based upon the historical results and forecast expectations of Shred-it, along with external market and industry indicators. In order to determine the useful life of customer relationships, we will perform an attrition calculation based on available historical billing data to determine a revenue loss rate.

The Trade name will be valued using the Relief from Royalty Method, a form of income approach. The Relief from Royalty Method under the Income Approach estimates the cost savings that accrue to a company for which it would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital, and weighted average return on assets. The valuation model will incorporate significant estimates and assumptions related to future periods including; anticipated revenue growth, hypothetical rent from use of the Trade name, and an appropriate discount rate.

(g)	To reflect $5.1 million of estimated debt issuance costs offset by the elimination of $0.7 million in pre-existing debt issuance costs of Shred-it and $2.6 million of pre-existing Shred-it assets that will not be included in the Acquisition.

(h)	To record an estimated increase in total debt.

(In thousands)	Amount
Current portion of new Term Loan Credit Facility	$12,710
Long-term portion of new Term Loan Credit Facility	1,347,290
Private Placement borrowings	300,000
Less: Elimination of pre-existing Shred-it debt	(747,408)

Total pro forma adjustment to cash and cash equivalents	$912,592

(i)	To remove pre-existing $7.6 million deferred tax liability related to Shred-it acquired intangibles, and to remove pre-existing $0.5 million of Shred-it liabilities that will not be included in the Acquisition.

(j)	To remove pre-existing $69.3 million deferred tax liability related to Shred-it acquired intangibles, and to record deferred tax liabilities of $206.3 million associated with the fair value adjustment for intangible assets, for the temporary differences arising from applying the purchase method of accounting.

(k)	To reflect an estimated increase in total Stericycle Inc.’s equity.

(In thousands)	Elimination of Pre-Merger Shred-it Equity Balances	Stericycle Issuance of Mandatory Convertible Preferred Stock	Estimated Acquisition- Related Transaction Costs	Total Pro Forma Adjustments to Stericycle Inc.’s Equity
Mandatory Convertible Preferred Stock	$—	$7	$—	$7

Common Stock	(296,415)	—	—	(296,415)
Additional Paid-in Capital	(2,729)	678,993	—	676,264
Accumulated Other Comprehensive Income	6,419	—	—	6,419
Retained Earnings	278,787	—	(32,680)	246,107

Total Stericycle, Inc.’s Equity	$(13,938)	$679,000	$(32,680)	$632,382

(l)	To eliminate pre-existing $220.1 million noncontrolling interest of Shred-it, in connection with the Acquisition.

6.	Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	To reflect an estimated pro forma depreciation expense reduction of $3.0 million for the six months ended June 30, 2015 and $6.0 million for the year ended December 31, 2014 related to the fair value adjustment of fixed assets and conforming accounting policies as discussed in Note 5(d) above.

(b)	To reflect an estimated pro forma amortization expense reduction of $4.0 million for the six months ended June 30, 2015 and $1.8 million for the year ended December 31, 2014 related to the fair value of identified finite-lived intangible assets discussed in Note 5(f) above.

(In thousands, except estimated useful lives)	Estimated Fair Value	Estimated Useful Life	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Customer relationships	$447,000	15 years	$14,900	$29,800
Trade name	472,000	indefinite	—	—
Less: Elimination of historical Shred-it amortization			(18,856)	(31,555)

Total pro forma adjustments to amortization expense			$(3,956)	$(1,755)

(c)	To reflect an increase in estimated interest expense on the $1.36 billion of borrowings under the term loan and the $300 million of private placement notes expected to be incurred in connection with the Financing Transactions. Estimated interest expense on the term loan has been calculated based on an assumed interest rate of 1.53%. Estimated interest expense on the private placement offering has been calculated based on an assumed interest rate of 3.30%. An immediate change of 125 basis points in the interest rates assumed would cause a change in pro forma interest expense of approximately $2.0 million on an annual basis.

(d)	To reflect the tax effect on pro forma adjustments resulting in a total tax rate of 36.5% and 35.6% for the six months ended June 30, 2015 and for the year ended December 2014, respectively.

(e)	To eliminate pre-existing net income attributable to noncontrolling interests of Shred-it, in connection with the Acquisition.

7.	Pro Forma Earnings per Common Share

The following table sets forth the computation of basic and diluted pro forma earnings per share for the six months ended June 30, 2015 and for the year ended December 31, 2014. The calculation does not use the if-converted method to calculate the dilutive EPS as the impact of the conversion of the preferred shares would be anti-dilutive.

(In thousands, except share and per share data)	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Numerator:
Net Income Attributable to Stericycle, Inc.	$127,674	$300,581
Less: Preferred Dividends	17,500	35,000

Numerator for basic pro forma earnings per share net income attributable to Stericycle, Inc.	$110,174	$265,581

Denominator:
Denominator for basic earnings per share-weighted average shares	85,000,723	84,932,792
Effect of diluted securities:
Employee stock options	1,292,093	1,300,820

Denominator for diluted earnings per share-adjusted weighted average shares and after assumed exercises	86,292,816	86,233,612

Earnings per share – Basic	$1.30	$3.13

Earnings per share – Diluted	$1.28	$3.08

8.	Cintas Shredding Business

The pro forma condensed combined statement of operations for the year ended December 31, 2014, includes four months of historical results of the Cintas Shredding business, which was acquired by Shred-it on April 30, 2014. The inclusion of the historical operating results of the Cintas Shredding business for the four months ending April 30, 2014 provides a full year of results of operations on a pro forma basis reflecting the Acquisition as if the Cintas Shredding business had been acquired as of January 1, 2014.